REPUBLIC BANCSHARES TO ACQUIRE EIGHT OFFICES
                                FROM NATIONSBANK

FOR IMMEDIATE RELEASE

St. Petersburg, Florida, December 15, 1997--Republic Bancshares Inc., NationsBank Corporation and Barnett Banks Inc. today jointly announced the signing of a definitive agreement for Republic to acquire eight (8) banking offices--five Barnett Banks offices (four located in Florida and one in Georgia) and three NationsBank offices (all located in Florida)--and their associated deposit and loan products from NationsBank.

The Barnett Bank offices being acquired by Republic are located in Ocala (two offices--5431 Silver Springs Blvd. and 15825 NE State Road 40), Key West (1010 Kennedy Drive), Marathon (6090 Overseas Highway) and Brunswick, Georgia (3420 Cypress Mill Rd). The NationsBank offices being acquired by Republic are located in Lake City (100 N. 1st Street), Live Oak (535 Ohio Avenue S.) and Plantation Key (90148 Overseas Highway).

This transaction will add approximately $255 million in deposits and approximately $184 million in loans to Republic's growing franchise. As of September 30, 1997, Republic operated 46 full-service banking offices located in Hernando, Pasco, Pinellas, Manatee, Sarasota, Orange, Osceola, Seminole and Brevard Counties in Florida. At September 30, 1997, Republic had total assets of $1.5 billion and deposits of $1.3 billion. During 1997, Republic completed two strategic acquisitions in Central Florida through which it gained 13 full-service offices, deposits of approximately $354 million and assets of approximately $391 million.

This purchase of banking offices from NationsBank includes both consumer and commercial accounts associated with the banking offices being acquired. It is Republic's intention to retain all of the Barnett and NationsBank associates currently employed at these banking offices.

"The acquisition of these offices is consistent with our ongoing growth and expansion strategy as we move toward our goal of becoming Florida's premier community bank," said John W. Sapanski, Republic's chairman and chief executive officer. "We are extremely excited about the attractiveness of these new markets and the quality of the NationsBank and Barnett Bank trained staff who will be joining Republic through this transaction. We feel that our wide array of products and hands-on customer service orientation will enable Republic to compete very effectively in these new markets and fully support our customers' needs."

Republic will pay approximately $37.8 million for the deposits, loans and fixed assets of the eight offices. The exact amount of the transaction will be determined by deposit levels at the time of closing. The closing of this transaction is expected during the second quarter of 1998.

This transaction is being undertaken as a result of the merger between NationsBank and Barnett Bank--announced on August 29, 1997. This agreement concludes the required divestitures of the NationsBank and Barnett merger.

The common stock of Republic Bancshares is listed on the Nasdaq National Market under the trading symbol "REPB."

NationsBank has retail and commercial banking operations in 16 states and the District of Columbia. As of September 30, 1997, NationsBank had total assets of $242 billion.